OPTION AGREEMENT

        This OPTION AGREEMENT dated the 27th day of August, 2007.

B E T W E E N :

            LOWER LAKES TOWING LTD., a corporation organized and existing under the laws of Canada, having its registered office at 625 Main Street, Port Dover, ON N0A 1N0

            (herein referred to as "Lower Lakes")

                                                              OF THE FIRST PART,

- and -

            VOYAGEUR MARITIME TRADING INC., a corporation organized and existing under the laws of the Province of Ontario, having its registered office at #576 Highway #20, Fenwick, ON L0S 1C0 on its behalf and on behalf of the registered owner of the "Maritime Trader"

            (herein referred to as "Voyageur ")

                                                             OF THE SECOND PART.

                                    RECITALS

A. Voyageur is the beneficial and registered holder of all right, title and interest in the vessel "Maritime Trader" as described in greater particularity on Schedule A attached (the "Vessel").

B. Voyageur has agreed to grant to Lower Lakes an option to purchase the Vessel on the terms and conditions set forth herein.

C. Voyageur has agreed to grant Lower Lakes a Right of First Offer (as defined herein) with respect to the purchase of the Vessel during the ROFO Term (as defined herein) on the terms and conditions set forth herein.

D. Voyageur has entered into a credit agreement (as amended, supplemented, restated or modified, the "Credit Agreement") of even date herewith with GE Canada Finance Holding Company ("GE") among others; and

E. Lower Lakes has given to GE its guarantee (the "Guarantee") of up to $1,250,000 of the indebtedness of Voyageur under the Credit Agreement.

      FOR GOOD AND VALUABLE CONSIDERATION, receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.    INTERPRETATION

1.1 Headings. The headings used in this Option Agreement are solely for convenience of reference and do not affect the interpretation of it or define, limit or construe the contents of any provision hereof.

1.2 Number and Gender. Words importing the singular number will include the plural and vice versa, words importing the neuter, masculine or feminine gender will include the other genders, and words importing persons will include firms and corporations and vice versa.

1.3 Interpretation. The verb "will" shall have a mandatory connotation, indicating the parties' respective obligations to each other.

1.4 List of Schedules. The following schedules are attached hereto and form a part of this Option Agreement:

               Schedule A:   Description of Vessel

2.    OPTION TO PURCHASE

2.1 Option. Voyageur hereby grants to Lower Lakes the irrevocable right and option (the "Option") exercisable in accordance with the terms of this Agreement to purchase the Vessel, free and clear of any and all liens, defects, liabilities, statutory right of arrest, claims by suppliers, charges or encumbrances of any nature or kind whatsoever, whether written or oral, direct or indirect against the Vessel ("Encumbrances") upon the terms and conditions set forth more particularly in this section 2.

2.2 Price. The option price (the "Option Price") will be determined as follows:

      (a) if the Option becomes exercisable prior to January 1, 2012 pursuant to the provisions of section 2.7 hereof, then the Option Price will be the amount of Voyageur's outstanding indebtedness under the Credit Agreement as at the Early Option Date provided for in section 2.7, less the amount of any other Encumbrances (together with related fees and expenses) which are undischarged at the closing of the purchase transaction initiated by the exercise of the Option;

      (b) if at any time before the closing of the purchase transaction initiated by the exercise of the Option, GE has drawn on the Letter of Credit or the Guarantee, then the Option Price will be the lesser of: (i) Three Million Seven Hundred and Fifty Thousand Dollars (CAD $3,750,000), and (ii) the amount of Voyageur's outstanding indebtedness under the Credit Agreement less the amount of any other Encumbrances (together with related fees and expenses) which are undischarged at the closing of the purchase transaction initiated by the exercise of the Option; or

      (c) if the Option is exercised pursuant to any of the provisions herein, other than the circumstances contemplated by (a) and (b) above, then the Option Price will be Five Million Dollars (CAD$5,000,000), less the amount of any Encumbrances (together with related fees and expenses) which are undischarged at the closing of the purchase transaction initiated by the exercise of the Option provided that, to the extent amounts referable to undischarged Encumbrances are not paid by Lower Lakes at a closing as contemplated in subsection 2.2(a), (b) or (c) above, Lower Lakes will forthwith assume responsibility for such Encumbrances and will make commercially reasonable efforts to pay and discharge such Encumbrances as soon as reasonably practicable, and will promptly notify Voyageur thereof.

2.3 Option Start Date. The commencement date of the Option will be the earlier of January 1, 2012 and the Early Option Date as hereinafter defined (the "Option Start Date").

2.4 Option Term. The Option with respect to the Vessel will be exercisable from and after the Option Start Date up to and including December 31, 2017 (the "Option Period"). At the end of the Option Period, the Option granted hereunder will expire and will be no longer exercisable.

2.5 Terms of Sale. The parties agree that the terms of sale will be in accordance with the then current version of the Norwegian Saleform published by the Norwegian Ship Brokers Association, modified as may be necessary to reflect the particulars of the sale transaction (the "Saleform").

2.6 Procedure for Exercise of Option. During the Option Period, Lower Lakes may exercise the Option by providing notice in writing of such exercise to Voyageur addressed to the President at the address shown in section 9 (the "Notice"), to which Notice will be attached a Saleform with respect to the Vessel (the "Option Purchase Agreement") executed by Lower Lakes. The Option Purchase Agreement will stipulate a completion date within no less than twenty
(20) days of the date of the Notice and no more than ninety (90) days thereafter. Delivery of the Option Purchase Agreement as aforesaid by Lower Lakes will constitute a valid exercise of the Option and will be an agreement binding on Voyageur without any further action by Voyageur; Voyageur will execute and deliver to Lower Lakes a copy of the Option Purchase Agreement within ten (10) business days after the date of its receipt from Lower Lakes. Upon closing, in accordance with the provisions of the Option Purchase Agreement, the parties will comply with the provisions of such agreement, including, without limitation, delivery by Lower Lakes of payment in full of the Option Price for the Vessel by certified cheque, bank draft or wire transfer and delivery by Voyageur of the Vessel in accordance with the terms of the Option Purchase Agreement.

2.7 Early Option. At any time prior to January 1, 2012, the Option will become exercisable by Lower Lakes under either of the following circumstances:

      (a) if the "Debt Service Coverage Ratio", as such term is defined in the Credit Agreement, is less than 1.1 to 1.0 on any measurement date thereunder (other than April 30, 2008, for the purposes of which the Debt Service Coverage Ratio shall not be less than 0.8 to 1.0, provided that Voyageur will have established cash reserves throughout the fiscal quarter of Voyageur ended April 30, 2008 of not less than $40,000) (the "Default"), then Voyageur will, in each such instance, forthwith notify Lower Lakes of the date upon which the Default first occurred (the "Default Date"); if the Default remains uncured thereafter for greater than sixty (60) days, then the Option will become immediately exercisable on the day that is sixty-one (61) days after the Default Date, which date will constitute the Early Option Date for the purposes of section 2.3 hereof; or

      (b) notwithstanding the foregoing clause (a), if GE delivers a "Trigger Notice" pursuant to the Guarantee, then the Option will become immediately exercisable and the date of the Trigger Notice will constitute the relevant Early Option Date for the purposes of
            Section 2.3 hereof.

In furtherance of the foregoing, Voyageur will at all relevant times promptly furnish Lower Lakes with copies of all financial reports it provides to GE at any time and from time to time.

3.    RIGHT OF FIRST OFFER TO PURCHASE

3.1 ROFO. Voyageur hereby grants to Lower Lakes an ongoing right of first offer (the "Right of First Offer") to purchase the Vessel at the Option Price determined in accordance with section 2.2, as applicable, should Voyageur at any time during the period which will extend from the date hereof up to and including the last day of the Option Period (the "ROFO Term") elect to sell the Vessel to any party other than Lower Lakes.

3.2 Procedure for Offer. If at any time or from time to time Voyageur receives an offer to purchase the Vessel from a third party dealing at arm's length (as such term is defined in the Income Tax Act (Canada)) with Voyageur (the "Third Party"), which it wishes to accept, Voyageur will notify Lower Lakes by written notice (the "Third Party Offer Notice"). Pursuant to such Third Party Offer Notice, Voyageur will offer to sell the Vessel to Lower Lakes at the Option Price and such Third Party Offer Notice will be accompanied by a completed Saleform executed by Voyageur (the "ROFO Purchase Agreement"), which ROFO Purchase Agreement will provide for a closing date which will in no event be less than sixty (60) days following the effective date of the ROFO Purchase Agreement and no more than ninety (90) days thereafter.

3.3 Procedure for Acceptance. If Lower Lakes wishes to exercise its Right of First Offer in response to a Third Party Offer Notice, then, within ten (10) business days following Lower Lakes' receipt of the Third Party Offer Notice ("Lower Lakes' Notice Period"), Lower Lakes will execute the ROFO Purchase Agreement and deliver it to Voyageur.

3.4 Non-Acceptance of Offer by Lower Lakes. If Lower Lakes does not timely accept the terms of the Third Party Offer Notice, then Voyageur will be free to sell the Vessel to the Third Party, provided that Voyageur:

      (a) enters into a fully executed purchase and sale agreement for the Vessel with the relevant Third Party within sixty (60) days following the expiry of Lower Lakes' Notice Period; and

      (b) consummates the sale of the Vessel with the relevant Third Party as evidenced by a Certificate of Registry from Transport Canada within ninety (90) days following the expiry of Lower Lakes' Notice Period.

3.5   Paramountcy. The rights of Lower Lakes pursuant to the provisions of
Article 2 hereof will, at all relevant times, be paramount to the provisions of this Article 3 so that, notwithstanding delivery by Voyageur of any Third Party Offer Notice, any rights or obligations of the parties in connection therewith will always be subject to the prior right of Lower Lakes to exercise its Option.

4.    VOYAGEUR'S REPRESENTATIONS AND WARRANTIES

      Voyageur hereby represents and warrants to Lower Lakes as follows:

4.1 Title. Voyageur is the beneficial and registered or recorded owner of a 100% undivided interest in the Vessel, free and clear of any and all Encumbrances, save and except for those permitted by the Credit Agreement.

4.2 Capacity. Voyageur has and will have at all relevant times, the legal power, right and authority to enter into this Option Agreement and the instruments referenced herein and therein and to consummate the transactions contemplated hereby and thereby.

4.3 Necessary Action. All requisite action (corporate or otherwise) has been taken by Voyageur in connection with entering into this Option Agreement and the instruments referenced herein and therein and the consummation of the transactions contemplated hereby and thereby.

4.4 No Contravention. Neither the execution and delivery of this Option Agreement or the documents referenced herein and therein, nor the consummation of the transactions contemplated herein and therein, nor the compliance with the terms of this Option Agreement and the documents referenced herein and therein conflict with or result in a breach of any terms, conditions or provisions of, or constitute a default under, any judicial or administrative order or decree, any note or other evidence of any indebtedness, any contract, deed of trust, loan, partnership agreement or other agreement to which Voyageur is a party or affecting the Vessel or by which Voyageur may be bound.

4.5 No Litigation. There is no pending or contemplated action, suit, arbitration, claim or proceeding, at law or in equity, affecting the Vessel or in which Voyageur is or will be a party by reason of Voyageur's ownership of the Vessel.

4.6 No Proceedings. No attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings are pending or threatened against Voyageur.

4.7 No Required Consents. No consent of any partner, shareholder, creditor, investor, judicial or administrative body, authority or other party is required that has not been obtained. The individuals executing this Option Agreement and the instruments referenced herein on behalf of Voyageur and the partners, members, officers or trustees of Voyageur, if any, have the legal power, right and actual authority to bind Voyageur to the terms and conditions hereof and thereof.

4.8 Binding Agreement. This Option Agreement and all documents required hereby to be executed by Voyageur are and will be valid, legally binding obligations of and enforceable against Voyageur in accordance with their terms, subject only to applicable bankruptcy, insolvency, reorganization, moratorium laws or similar laws or equitable principals affecting or limiting the rights of contracting parties generally.

5.    COVENANTS OF VOYAGEUR

      Voyageur hereby covenants and agrees with Lower Lakes for the duration of the ROFO Term as follows:

5.1 Maintenance of Vessel. Voyageur will maintain the Vessel in good seaworthy condition, and will ensure that the Vessel is maintained in class, with appropriate certificates delivered by the competent Canadian authorities.

5.2 Insurance. Voyageur will provide, maintain and pay for insurance in appropriate amounts and coverages and, in particular, will ensure that the Vessel is insured for Hull and Machinery and basic War Risks purposes.

5.3 Title. Voyageur will remain the beneficial and registered or recorded owner of a 100% undivided interest in the Vessel; Voyageur's ownership interest in the Vessel will remain free and clear of any Encumbrances in respect of borrowings from GE or any other lender save and except any which, in the aggregate, do not exceed an amount greater than Five Million Canadian Dollars (CAD$5,000,000) and, in furtherance of the foregoing, Voyageur will timely notify Lower Lakes of any and all Encumbrances to which the Vessel may become subject at any relevant time.

5.4 No Contravention. Voyageur will take no action, nor will it (to the extent of its reasonable ability) permit any action to be taken by others, which would reasonably be expected to impair Lower Lakes' ability to exercise all of its rights in accordance with the intent of the parties as evidenced by this Option Agreement, nor will it refrain from taking reasonable action where to so act would be reasonably required in order to assure Lower Lakes' continued ability to exercise its rights hereunder.

5.5 Demand on Guarantee. If Lower Lakes receives a "Trigger Notice" under the Guarantee, Voyageur will, if so requested by Lower Lakes, execute and deliver a secured promissory note (the "Note") in favour of Lower Lakes (or Lower Lakes together with any other person) (collectively the Lender), (i) bearing interest payable in kind at the rate of 13% per annum payable quarterly, (ii) having a term to maturity which is six months after payment in full of the term loan (the "GE Loan") made pursuant to the Credit Agreement, (iii) requiring prepayment concurrent with a change of control of Voyageur, (iv) providing for security in favour of the Lender ranking second only to security granted in favour of GE on all of Voyageur's property and assets and (v) including other customary provisions reasonably acceptable to Lower Lakes and Voyageur. The promissory note will rank subordinate in all respects to the GE Loan, and the terms of such Note and all security granted therefor will be subject to prior written approval by GE. Voyageur hereby irrevocably authorizes and directs the Lender to pay the proceeds of the loan evidenced by the Note to GE or as GE may otherwise direct in payment of Voyageur's obligations under the Credit Agreement.

6.    DISPUTE RESOLUTION

6.1 Negotiation. In the event of any disagreement between the parties respecting the provisions of this Option Agreement or any agreement to be entered into in accordance with the terms hereof (a "Dispute") and prior to the commencement of any formal proceedings, the parties will attempt in good faith to reach a negotiated resolution by designating a representative of appropriate authority to resolve the Dispute. Formal proceedings for the arbitration of such Dispute in accordance with subsection (b) may not be commenced until the expiration of fourteen (14) days after the initial request for such negotiations.

6.2 Arbitration. In the event the parties are unable to resolve any Dispute as contemplated by subsection (a), then such Dispute will be referred for arbitration in accordance with the AMAC Rules in Toronto, Ontario. The parties, before entering into arbitration, will jointly select a single arbitrator; should they be unable to agree on the choice of arbitrator, then the appointment of a person who is neutral to the parties in controversy will be made pursuant to such Arbitration Act, 1991 (Ontario) or any replacing legislation. The arbitrator will not be a director, officer or employee of either of the parties of this Option Agreement. Such arbitrator will have expertise in the commercial maritime field.

7.    NOTICE

7.1 All payments and communications which may be or are required to be given by either party to the other will (in the absence of any specific provision to the contrary) be in writing and in the case of payments delivered or sent by prepaid registered mail and, in the case of communications, delivered or sent by prepaid registered mail or by facsimile transmission or other electronic means of communication including electronic mail via the internet (provided sender obtains evidence or verification of transmission or electronic receipt) to the parties, at their following respecting addresses and telecopier numbers:

               To Lower Lakes:

               P.O. Box 1149
               517 Main Street
               Port Dover, ON  N0A 1N0
               Attention:  Scott Bravener
               Fax No.:  (519) 583-1946

               To Voyageur:

               #576 Highway #20
               Fenwick, ON  L0S 1C0
               Attention:  Fred Huneault
               Fax No.:    905-892-8161

and if any such payment or communication is sent by prepaid registered mail, it will, subject to the following sentence, be conclusively deemed to have been received on the third business day following the mailing of it and, if delivered, telecopied or sent via other electronic means, it will be conclusively deemed to have been received at the time of delivery or transmission. Notwithstanding the foregoing provisions with respect to mailing, in the event that it may be reasonably anticipated that, due to any strike, lock-out or similar event involving an interruption in postal service, any payment or communication will not be received by the addressee by no later than the third business day following the mailing of it, then the mailing of any payment or communication as mentioned will not be an effective means of sending it but rather any payment must then be sent by delivery, and any communication by delivery, facsimile transmission or other electron means. Either party may from time to time change its address by notice to the other in accordance with this paragraph.

8.    GOVERNING LAW

8.1 This Option Agreement and the rights and obligations and relations of the parties will be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein, including Canadian maritime law (but without giving consideration to ay conflict of law rules).

9.    ENTIRE AGREEMENT

9.1 This Option Agreement, along with the attached Schedules, contains the entire agreement between the parties relating to the Option and the ROFO herein granted and the purchase and sale of the Vessel pursuant hereto. Any oral representations of modifications concerning this instrument or its exhibits will be of no force or effect, excepting a subsequent modification in writing, signed by the party to be charged. This Option Agreement supersedes any prior oral or written agreement between the parties relating to the Option and ROFO herein granted.

10.   SUCCESSORS AND ASSIGNS

10.1 This Option Agreement will bind and enure to the benefit of the respective heirs, personal representatives, successor and assigns of the parties hereto. Lower Lakes may assign this Option Agreement, or any rights hereunder, in its sole discretion at any time, without the consent of Voyageur.


11.   NO JOINT VENTURE

11.1 Nothing in this Option Agreement or in the performance of this Option Agreement will create or be deemed to create a partnership or joint venture relationship between the parties hereto.

12.   SEVERABILITY

12.1 Should any part of this Option Agreement for any reason by declared invalid by a court or arbitrator of competent jurisdiction, such decision will not affect the validity of any remaining portion, which will remain in full force and effect as if this Option Agreement was entered into without including any such part, or portions which may, for any reason, be hereafter declared invalid.

13.   FURTHER ASSURANCES

13.1 Each party hereto agrees from time to time, subsequent to the date hereof, to execute and deliver or cause to be executed and delivered to the others of them such instruments or further assurances as may, in the reasonable opinion of any of them, be necessary or desirable to give effect to the provisions of this Option Agreement or as may be reasonably required for registering or recording changes in ownership or other similar interests in the Vessel.

14.   ENUREMENT

14.1 This Option Agreement will enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, successors and permitted assigns.

15.   COUNTERPARTS

15.1 This Option Agreement may be executed in counterparts, each of which and all together will constitute this Option Agreement in its entirety.

        IN WITNESS WHEREOF the parties have caused this Option Agreement to be executed as of the date first written above.


                                      LOWER LAKES TOWING LTD.

                                      Per: /s/ Scott Bravener
                                           ------------------------------------
                                           Name: Scott Bravener
                                           Title: President


                                      VOYAGEUR MARITIME TRADING INC.

                                      Per: /s/ Fred Huneault
                                           ------------------------------------
                                           Name: Fred Huneault
                                           Title: President

                                   SCHEDULE A

                          MARITIME TRADER (O.N. 325744)


Vessel

   Official Number              325744              Year Built              1967
       Vessel Name     MARITIME TRADER            Year Rebuilt                 -
       Former Name            TEAKGLEN        Port of Registry          HAMILTON
        IMO Number             6702301           Registry Date        2005 09 26
                                            ertificate Expires        2008 10 31

General Statistics

       Vessel Type        BULK CARRIER           Gross Tonnage       10,901.99 t
       Net Tonnage          7,788.17 t       Construction Type      CARVEL/FLUSH
     Vessel Length            180.90 m   Construction Material             STEEL
    Vessel Breadth             18.93 m            Vessel Depth            9.85 m

                                        Tonnage determined by tabular method: No

Engine

Engine Description             DIESEL        Number of Engines                 4
   Propulsion Type     SELF-PROPELLED            Speed (knots)              16.0
 Propulsion Method       SINGLE SCREW         Propulsion Power              5332
     Unit of Power   BRAKE HORSEPOWER

Builder
                         Builder Name   CANADIAN SHIPBUILDING & ENGINEERING LTD.
                              Address                                          -
                                                                     COLLINGWOOD
                             Province                                    ONTARIO
                              Country                                     CANADA
                          Postal Code                                          -

Owner(s)

                           Owner Name             VOYAGEUR MARITIME TRADING INC.
                              Address                         171 METLER RD. RR1
                                                                      RIDGEVILLE
                             Province                                    ONTARIO
                              Country                                     CANADA
                          Postal Code                                    L0S 1M0
                     Number of Shares                                         64

Authorized Representative

            Authorized Representative             VOYAGEUR MARITIME TRADING INC.
                              Address                         171 METLER RD. RR1
                                                                      RIDGEVILLE
                             Province                                    ONTARIO
                              Country                                     CANADA
                          Postal Code                                    L0S 1M0